Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered as of December 4, 2009, by and between Brookridge Funding Services, LLC, a North Carolina limited liability company (hereinafter “Employer”), and Michael P. Hilton, a resident of the State of Connecticut (hereinafter “Employee”), and is joined in by Anchor Funding Services, Inc., a Delaware corporation.

WHEREAS, the parties’ execution and delivery of this Agreement is a closing condition under the Asset Purchase Agreement, dated as of November 30, by and among Employer, Brookridge Funding, LLC (“Seller”), Parent, Employee and the other parties thereto (the “Purchase Agreement”); and

WHEREAS, Employer desires to hire Employee, and Employee desires to accept employment with Employer; and

WHEREAS, the parties wish to set out certain terms of employment in this Agreement;

NOW, THEREFORE, for the mutual considerations herein described, the parties agree as follows:

1. Definitions.  For the purposes of this Agreement, in addition to any terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms used but not defined herein are defined in the Purchase Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Business” means (a) invoice or accounts receivable factoring; (b) inventory financing, purchase order financing or services related to the sale and assignment of purchase orders; and (c) the business(es) in which Employer is or was engaged at the time of, or during the 12 month period prior to, the termination of Employee’s employment with Employer for any reason.

“Business Location” means Employer’s business premises located at 26 Mill Plain Road, Suite 3A, Danbury, Connecticut.

“Cause” means any one of the following: (a) conviction of Employee for committing a felony or crime or other crime involving moral turpitude; (b) Employee having committed acts or omissions constituting willful or wanton misconduct with respect to Employer or any Affiliate; (c) Employee having committed any act of fraud or embezzlement involving Employer or any Affiliate; (d) Employee having committed acts or omissions constituting a material breach of this Agreement that continues for more than 15 days after notice from Employer specifically identifying such breach; (e)  Employer’s failure to achieve Net Operating Income of at least $250,000 for any four consecutive fiscal quarter period; (f) Employee’s failure to cause Employer to operate in material compliance with applicable laws and regulations which has a material adverse affect on Employer after Employee has had a 15 day period to cure any such adverse affect; and (g) Employee’s material breach of any provision contained in Employer’s operating agreement that is not cured within any applicable cure period.

“Customer” means (a) any person or entity specifically assigned to and/or called on by Employee in the course of Employee’s employment with Employer, regardless of location; (b) any person or entity who is or was a customer or client of Employer at the time of, or during the 12 month period prior to, the termination of Employee’s employment with Employer for any reason; or (c) any person or entity who is or was a customer or client of Employer at the time of, or during the 12 month period prior to, the termination of Employee’s employment with Employer for any reason and with whom Employee had dealings in the course of his employment with Employer or about whom Employee learned in the course of Employee’s employment with Employer.

“Net Operating Income” means, the net operating income (or net operating loss) of Employer for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes (excluding federal, state and local income taxes) and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided, that there shall be excluded: (a) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of investments and other capital assets, (b) any net gain arising from the collection of the proceeds of any insurance policy, (c) any write-up of any asset and (d) any other extraordinary item (as determined by GAAP); provided, further, that in determining Net Operating Income, (1) any costs for services or benefits provided to Employer by Parent or any Affiliate thereof shall be deducted as expenses and be allocated to Employer in reasonable proportion to the percentage of the benefit to Employer as compared to the benefit to Parent’s Affiliates generally, provided that in no event will such allocations exceed $5,000 in a fiscal quarter; (2) if any amount owing from a client of Employer shall fail for any reason to be collected within 150 days, such amount shall be treated as a deduction from Net Operating Income at that time whether or not such amount is required to be written off under GAAP (provided that any such deduction shall be reversed if later collected) and; (3) to the extent any Purchase Order or Receivable (as such terms are defined in the Purchase Agreement) fails to be collected and results in a payment to Employer pursuant to Section 1.5(c) of the Purchase Agreement, any income or loss associated with such Purchase Order or Receivable shall be included in computing Net Operating Income.

“Parent” means Anchor Funding Services, Inc., a Delaware corporation.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

“Restricted Period” means the period commencing on the date of termination of Employee’s employment with Employer for any reason  and ending on the later of (a) the second annual anniversary of such date and (b) the end of the period, if any, for which Employer is required to pay compensation to Employee pursuant to this Agreement; provided, however, that this period shall be tolled and shall not run during any time Employee is in violation of any provision of Section 9 of this Agreement, it being the intent of the parties that Employer is entitled to 24 months free of Employee’s violation of confidences, competition or solicitation within the Territory, as described herein, and that the Restricted Period shall be extended for any period of time in which Employee is in violation of Section 9 of this Agreement.

“Services” means (a) invoice or accounts receivable factoring; (b) inventory financing or purchase order financing; and (c) the products and/or services offered by Employer at the time of, or during the 12 month period prior to, the termination of Employee’s employment with Employer for any reason.

“Territory” means: (a) the State of North Carolina; (b) the State of Connecticut; (c) the State of Florida (d) any other State to which the Employee directed or in which Employee performed work or employment-related activities on behalf of the Employer at the time of, or during the 12 month period prior to, the termination of the Employee’s employment with the Employer for any reason; (e) any other State in which company or its Affiliates does or did business at the time of, or during the 12 month period prior to, the termination of Employee’s employment with Employer for any reason; and (f) the United States of America.

2. Employment.  Employer hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.  Employee’s place of employment shall be at the Business Location and Employer agrees to maintain the Business Location as Employer’s primary business location for the duration of the Term, as the same may be extended.

3. Term; Position; Personal Guaranties.  Commencing on the date hereof, and for a term ending December 4, 2014 (the “Term”), Employer shall employ Employee as Co-President of Employer, with duties and responsibilities consistent with such position.  The Employer’s operating agreement shall provide that Employee shall be a manager of the Employer with day to day responsibility for managing the Employer’s operations provided Employer’s approval shall be required for certain actions as set forth in such operating agreement.  Employee agrees that during the Term he will provide a personal guaranty of the Credit Agreement (as such term is defined in the Purchase Agreement) on terms satisfactory to the lenders (the “Personal Guaranties”) provided the total amount of such guaranty shall be equal to $300,000.

4. Termination. Employee’s employment is subject to termination prior to expiration of the Term as follows:

a. Termination for Cause.  Employee’s employment with Employer may be terminated by Employer for Cause.  Provided Cause actually exists, the date of termination for Cause shall be the date Employer sends Employee a written notice to such effect specifying the reason(s) for the termination for Cause.  In the event of any termination under this Section 4.a, Employer shall pay all amounts of Base Salary then due to Employee under Section 5 up to the payroll period worked but for which payment had not yet been made up to the date of termination (but expressly excluding any bonuses or other incentive compensation).  Except as required by applicable employment law, from and after termination Employer shall have no further obligations to Employee under this Agreement (including no obligation with respect to bonuses or other incentive compensation).

b. Termination for Disability.  Employee’s employment with Employer may be terminated by Employer in the event of Employee’s Disability.  The date of termination for Disability shall be the date Employer sends Employee a written notice to such effect.  For purposes of this Agreement, “Disability” shall mean the inability of Employee, in the reasonable judgment of a physician appointed by Employer, to perform his duties of employment because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 150 days in any 365-day period or for any period of 90 consecutive days.  In the event of any termination under this Section 4.b, Employer shall pay by the next payroll period all amounts then due to Employee under Section 5 up to the payroll period worked but for which payment had not yet been made up to the date of termination.  For avoidance of doubt, Employee’s termination for Disability under this Agreement will not impact Seller’s right to receive Contingent Purchase Price Consideration (as such term is defined in the Purchase Agreement) pursuant to the Purchase Agreement provided the condition to receiving such Contingent Purchase Price Consideration contained in Section 1.6(e) of the Purchase Agreement is satisfied.

c. Termination upon Death.  Employee’s employment with Employer automatically terminates on Employee’s death.  In the event of Employee’s death (i) Employer will pay Employee’s heirs or beneficiaries his Base Salary earned through the date of termination (on regular payroll dates).  In addition, in the event of Employee’s death, Employer shall (i) pay by the next payroll period all amounts then due to Employee under Section 5 up to the payroll period worked but for which payment had not yet been made up to the date of termination.  For avoidance of doubt, Employee’s termination upon death under this Agreement will not impact Seller’s right to receive Contingent Purchase Price Consideration (as such term is defined in the Purchase Agreement) pursuant to the Purchase Agreement provided the condition to receiving such Contingent Purchase Price Consideration contained in Section 1.6(e) of the Purchase Agreement is satisfied.

d. Release of Personal Guaranties.  If Employer’s employment is terminated without Cause or under sub-paragraphs (b) or (c) of this Section 4, or upon this Agreement expiring at the end of the Term, as the same may be extended or amended, Employer and Parent shall take action to obtain releases of the Personal Guaranties.  In such an instance, moreover, Employer and Parent hereby agree to indemnify and hold harmless Employee from any liability under the Personal Guaranties from and after the date of Employee’s termination of employment.  If Employee is terminated for Cause or voluntarily resigns from Employer prior to the expiration of the Term, as the same may be extended or amended, Employer and Parent shall be obligated to relieve Employee of or indemnify Employee from any liability resulting from the Personal Guaranties as follows.  Following the determination of the amount of losses incurred with respect to purchase order advances and purchased invoices on the books of Employer at the time of Employee’s termination of employment from Employer (the “Adjusted Guaranty Amount”), Employer and Parent shall take action to obtain releases of the Personal Guaranties to the extent required so that Employee’s total liability with respect thereto does not exceed the Adjusted Guaranty Amount. In such an instance, moreover, Employer and Parent hereby agree to indemnify and hold harmless Employee from any liability under the Personal Guaranties from and after the date of Employee’s termination of employment so that Employee’s total liability with respect thereto does not exceed the Adjusted Guaranty Amount.

e. Voluntary Resignation.  Employee’s employment with Employer may be terminated by Employee.  In the event of any termination under this Section 4.e, Employer shall pay all amounts of Base Salary then due to Employee under Section 5 up to the payroll period worked but for which payment had not yet been made up to the date of termination (but expressly excluding any bonuses or other incentive compensation).  Employer shall have no further obligations to Employee under this Agreement.

5. Compensation; Benefits.

a.           Base Salary.  Employer shall pay Employee a fixed base salary (“Base Salary”) of $120,000 per year.

b.           Options.  In consideration for Employee providing the $300,000 Personal Guaranties, Employee shall receive an option grant covering 112,500 shares of Parent’s common stock exercisable at the price of $1.00 per share.

c.           Benefits.  Employee shall be entitled to participate in those employee benefit plans and programs of Employer, to the extent Employee qualifies, pursuant to and in accordance with the terms of such plans and programs.  Employee expressly understands and agrees that Employer may from time to time modify, add, or terminate plans or programs made available to or offered for the benefit of Employee and other employees of Employer. Specific benefit plans shall be adopted by Employer in a manner consistent with the  plans of Employer’s predecessor in business (but not including a profit sharing plan).

6. Full-Time Employment.  Employee is employed on a full time basis by Employer, and Employee agrees that while Employee is employed by Employer, Employee shall not directly or indirectly in any capacity engage in any business other than Employer’s business without Employer’s prior written consent.  Under no circumstances shall Employee render any services to or for any other person, firm, corporation or other entity engaged in the Business (as defined below) while employed by Employer.

7. Obligations to Others.

a. Employee understands that Employer prohibits its employees from utilizing any confidential information or trade secrets of any prior employer of Employee or any third party during the term or course of employment by Employer.  Employee expressly covenants and represents that Employee has not retained any materials containing any confidential or trade secret information of any prior employer; and Employee agrees not to utilize any confidential or trade secret information of any prior employer, or of any other third party, at any time while employed by Employer.

b. Employee represents and warrants that Employee is not now, and will not be on the date Employee starts working at Employer, a party to any agreement, contract or understanding, whether of employment, agency, or otherwise, that would in any way conflict with, restrict or prohibit Employee from undertaking and performing Employee’s job responsibilities with Employer, and that Employee has the full right, power and authority to enter into this Agreement.

8. Confidential Information; Intellectual Property.  Employer will give Employee, and Employee will become familiar with Confidential Information, as defined below, while employed by Employer.  Employee also may be exposed to Intellectual Property, as defined below, or may develop or assist in the development of Intellectual Property during employment hereunder.  Employee understands, acknowledges, and agrees to the following terms and conditions regarding Confidential Information and Intellectual Property.

a. “Confidential Information” means any information concerning Employer or any business of Employer which has not been disclosed by Employer to the general public.  Confidential Information includes, but is not limited to, all financial, technical and marketing information; cost data; pricing information; business plans; software developed by or for Employer; customer lists and any information relating to Employer’s Customers (as hereafter defined); information related to potential customers whether received from the potential customers or third parties; patent, trademark, service mark, and copyright applications; information relating to inventions, discoveries, software and any other research and development information; blueprints; information regarding purchases or sales of Employer; and any other trade secrets of Employer.  Confidential Information includes information communicated in oral, written, graphic, electronic, or any other form.

b. Employee acknowledges that the Confidential Information is owned or licensed by Employer; is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its confidentiality.  Employee hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

c. Employee agrees that Employee will maintain the confidentiality of the Confidential Information at all times during and after Employee’s employment with Employer and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person or entity, reveal or disclose any Confidential Information to any person or entity other than authorized representatives of Employer, or remove or aid in the removal from Employer’s premises of any Confidential Information, except (1) in the performance of Employee’s duties in the furtherance of the business of Employer or (2) with the prior written consent of an authorized officer of Employer.  The covenants in this Section 8.c will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by Employee or breach by any other person of a duty of confidentiality to Employer or (ii) Employee is required to disclose by applicable law or court order; provided, however, that Employee will notify Employer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Employer to limit the scope of such disclosure.

d. Employee will immediately and fully disclose in writing to Employer all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by Employee, or in which Employee may have aided in its conception or development, while employed by Employer (collectively, “Intellectual Property”) whether or not such Intellectual Property is patentable, copyrightable, or otherwise protectable.

e. Employee does hereby, and will from time to time immediately upon the conception or development of any Intellectual Property, assign to Employer all of Employee’s right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether Employer pursues any of the foregoing).  If any Intellectual Property falls within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by Employer.  If any Intellectual Property does not fall within such definition of “work made for hire”, then Employee’s right, title and interest in and to such Intellectual Property will be assigned to Employer pursuant to the first sentence of this Section 8.e.  Employee will execute and deliver any assignment instruments and do all other things reasonably requested by Employer (both during and after Employee’s employment with Employer ) in order to more fully vest in Employer sole and exclusive right, title and interest in and to all Intellectual Property.

f. Upon request by Employer or immediately upon termination from employment with Employer for any reason, whichever is sooner, Employee shall immediately deliver to Employer any and all information and property of Employer in whatever form it exists including but not limited to all Confidential Information and Intellectual Property.

g. Employee acknowledges that in the event that Employee breaches any portion of this Section 8 of this Agreement, Employer shall be immediately, permanently and irreparably damaged and shall be entitled, in addition to any and all other legal and equitable remedies and damages, to a temporary restraining order ex parte, to a preliminary injunction, and to a permanent injunction, to restrain Employee’s actions or the actions of others acting on Employee’s behalf.

h. The covenants and agreements of this Section 8 of this Agreement shall survive, and shall remain in full force and effect after the termination of Employee’s employment with Employer.

9. Non-competition/Non-solicitation.  Employee acknowledges and agrees that in consideration for the restrictive covenants in this Section 9, he has and will continue to receive substantial, valuable consideration from Employer, including, but not limited to, interaction with customers of Employer,  compensation, and other benefits.  Employee acknowledges and agrees that as an Employee and representative of Employer, Employee will be responsible for building and maintaining business relationships and goodwill with current and future customers, clients, and prospects on a personal level.  Employee further acknowledges and agrees that Employer’s business necessarily involves the creation and development of goodwill with Employer’s customers and clients.  Employee agrees that Employer is entitled to protect its business interests and investments and to prevent Employee from using or taking advantage of the foregoing economic benefits to Employer’s detriment.

a. Restrictions.  Employee agrees not to engage in any activities competitive with Employer at any time during Employee’s employment with Employer, including any activities similar to those described in the subsections of this paragraph (a) of Section 9  except in furtherance of Employer’s business.  Furthermore, Employee agrees that, following termination of Employee’s employment with Employer for any reason, except as otherwise approved in writing by Employer, during the Restricted Period, Employee will not, directly or indirectly, alone or in conjunction with any other party:

i. encourage, induce or attempt to induce any employee of Employer to terminate his or her employment with Employer or to violate any agreements between Employer and such employee; or

ii. call upon, contact, solicit, divert, encourage or appropriate or attempt to call upon, contact, solicit, divert, encourage or appropriate any Customer for purposes of engaging in the Business or aiding any other person in doing so; or

iii. divert away or attempt to divert away any business from Employer to another person or entity; or

iv. interfere with the business relationship between a Customer and Employer.

In addition, Employee agrees that, following termination of Employee’s employment with Employer for Cause, except as otherwise approved in writing by Employer, during the Restricted Period, Employee will not, directly or indirectly, alone or in conjunction with any other party engage in the Business in the Territory.

b. Reasonableness of Restrictions.  Employee agrees that the covenants in this Section 9 are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by Employer and the substantial knowledge and goodwill Employee will acquire with respect to the business of Employer as a result of his employment with Employer.  Notwithstanding the foregoing, in the event that any provision of this Section 9 is determined by a court to be invalid or unenforceable, such court may, and is hereby authorized to, reduce or limit the terms of such provision to allow it to be enforced to the maximum extent possible.

c. Injunctive Relief; Expenses.  Employee acknowledges that Employer will suffer irreparable harm in the event that Employee breaches any of Employee’s obligations under this Section 9 and that monetary damages will be inadequate to compensate Employer for such breach.  Accordingly, Employee agrees that, in the event of a breach by Employee of any of Employee’s obligations under this Section 9, Employer will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach (and Employee agrees to waive any requirement for the securing or posting of any bond in connection with such remedies).

d. Accounting for Profits.  If Employee violates any of Employee’s obligations under this Section 9, Employer will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits that Employee directly or indirectly has realized or may realize as a result of, growing out of or in connection with any such violation.

e. Restrictions subject to Compliance By Employer; Termination Payments Subject to Compliance by Employee.  The restrictive covenants and other restrictions of Employee contained herein are subject to Employer and Parent complying with all material obligations to Employee as contained herein or as contained in and contemplated by the Purchase Agreement; provided, Employee acknowledges and agrees that Employer’s termination of Employee’s employment for any reason shall not be deemed non-compliance with respect to Employer’s obligations to Employee and therefore shall not diminish such restrictive covenants and other restrictions.  The obligations of Employer and Parent to make payments to Employee contained herein are subject to Employee’s complying with all material obligations to Employer as contained herein.

f. Remedies Cumulative.  The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

g. Survival.  The terms of Section 9 of this Agreement shall survive, and shall remain in full force and effect after, Employee’s termination from employment with Employer.

10. Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties regarding the employment of Employee.  Employee expressly covenants and represents that Employee has not relied upon any promises, assurances, or other representations of Employer that are not contained herein.

11. Non-waiver; Amendment.  No waiver by either party of any breach by the other party of any provision hereof shall be deemed delivered to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of the Agreement.  Except as expressly permitted herein, this Agreement may not be modified or amended except in writing signed by all parties hereto.

12. Governing law.  This Agreement and all other issues regarding the employment of Employee shall be governed by the laws of the State of Connecticut to the fullest extent permitted by law.

13. Severability.  In the event it is determined by a court of competent jurisdiction that any provision or portion of a provision of this Agreement is not enforceable under the law governing this Agreement, the remainder of this Agreement shall be valid and fully enforceable, in all respects, as if the provision or portion of a provision deemed unenforceable had never been a part of the Agreement.

14. Attorneys’ Fees.  In the event any party hereto has to enforce its or his rights under this Agreement due to a breach by another party, the prevailing party in any such enforcement action shall be entitled to recover from the other party, all costs it or he incurs in connection with enforcing its or his rights hereunder including but not limited to, all attorneys’ fees, court costs and cots and fees of appeal.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement on the date first above written.

EMPLOYER:                                                                                     EMPLOYEE:

BROOKRIDGE FUNDING SERVICES, LLC

By:____________________________                                                                                     _______________________________
Name:_________________________                                                                                     Michael P. Hilton
Title:   Manager__________________

JOINDER

In order to acknowledge its duties and responsibilities contained herein, Parent hereby executes this Agreement and agrees to be bound by the terms and conditions contained hereinabove which by their terms specifically apply Parent.

PARENT:

ANCHOR FUNDING SERVICES, INC.

By:____________________________________
Name:__________________________________
Title: ___________________________________

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